Exhibit 26 (h)(ii)
AMENDMENT NO. l DATED AS OF DECEMBER 7, 2007

PARTICIPATION AGREEMENT

THIS AMENDMENT, made and entered into as of December 7, 2007, to the Participation Agreement dated as of February 1, 2007, by and among The Prudential Insurance Company of America, a New Jersey life insurance company ("Insurer") (on behalf of itself and its "Separate Account," defined below); AllianceBemstein LP., a Delaware limited partnership ("Adviser"), the investment adviser of AllianceBernstein Variable Products Series Fund, Inc. (the "Fund''); and AllianceBernstein Investments, Inc., a Delaware corporation ("Distributor"), the Fund's principal underwriter (collectively, the "Parties"), hereby amends the Participation Agreement as follows:

Schedule B is deleted in its entirety and replaced with the following Schedule B:

SCHEDULE B

International Growth Portfolio-Class A
International Value Portfolio-Class A
Real Estate Portfolio-Class A
Small Cap Growth Portfolio-Class A

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ Yvonne S. Provost
Name: Yvonne S. Provost
Title: Vice President

ALLIANCEBERNSTEIN L.P.

By:/s/ Marc O. Mayer
Name: Marc O. Mayer
Title: Executive Vice President

ALLIANCEBERNSTEIN INVESTMENTS, INC.

By:/s/ Daniel A. Notto
Name: Daniel A. Notto
Title: Assistant Secretary